EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2010

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) reports lower sales, improved profit margins and a stronger ending balance sheet for the third calendar quarter (3Q) 2010 compared to 3Q 2009.

Despite lower total sales for the third quarter, domestic sales have improved in 2010 on a quarterly basis:
[in thousand $]	1Q 2010 (JAN – MAR)	2Q 2010 (APR – JUN)	3Q 2010 (JUL – SEP)
Domestic Direct:	4,040	4,035	4,094
Domestic OEM:	335	359	361
Domestic Total:	4,375	4,394	4,455

Continued lower U.S. hospital utilization rates of medical devices and unit price reductions have resulted in three quarters year-to-date, or nine months (9M) of 2010, domestic sales that were 5% lower than in 9M 2009.

International sales in 2010, on the other hand, have declined on a quarterly basis:
[in thousand $]	1Q 2010 (JAN – MAR)	2Q 2010 (APR – JUN)	3Q 2010 (JUL – SEP)
International:	2,060	1,882	1,745

However, 9M 2010 international sales were 5% higher than in 9M 2009.  International sales fluctuate because UTMD sells through third party distributors which purchase several months’ of supply at a time to minimize costs.  UTMD expects that 4Q 2010 international sales will recover closer to 1Q 2010.

Profit margins in 3Q 2010 improved compared to 3Q 2009:
	3Q 2010 (JUL – SEP)	3Q 2009 (JUL – SEP)
Gross Profit Margin (gross profits/ sales):	53.8%	52.4%
Operating Profit Margin (operating profits/ sales):	36.4%	35.7%
Net Profit Margin (profit after taxes/ sales):	24.4%	24.2%

Although the unit prices of devices sold declined, UTMD achieved a higher 3Q 2010 gross profit margin (GPM) due to three factors:  1) a more favorable distribution mix as international sales at lower prices were a smaller portion of total sales, 2) lower manufacturing overhead costs as a result of the completion of consolidating Oregon molding operations into Utah in 2Q 2010, and 3) reallocation of shipping costs previously included in cost of goods sold to operating expenses (sales and marketing expense).

Profit margins in 9M 2010 were lower compared to 9M 2009:
	9M 2010 (JAN – SEP)	9M 2009 (JAN – SEP)
Gross Profit Margin (gross profits/ sales):	52.5%	53.2%
Operating Profit Margin (operating profits/ sales):	35.6%	36.3%
Net Profit Margin (profit after taxes/ sales):	23.8%	24.3%

Although 3Q 2010 demonstrated a turning point, GPM for the year through three quarters was lower as the result of lower unit prices, expenses incurred in 1H 2010 associated with closing of the Oregon molding facility and the unfavorable mix of higher international sales at wholesale prices and lower domestic sales at end-user prices.

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 14,800 in 3Q 2010 compared to 33,000 in 3Q 2009, and 21,200 in 9M 2009 compared to 17,600 in 9M 2009.  The actual number of outstanding shares at the end of 3Q 2010 was 3,614,900 which included 9M employee option exercises of 22,600 shares. The total number of outstanding unexercised options at September 30, 2010 was about 221,600 shares at an average exercise price of $24.53/ share, including shares awarded but not vested. This compares to 243,800 option shares outstanding at the end of 3Q 2009 at an average exercise price of $23.94/ share.

More details comparing sales and expenses in 3Q 2010 and 9M 2010 with the same periods in 2009 will be provided in the SEC Form 10-Q filed with the SEC by November 9. UTMD now expects sales 2-3% lower for the full calendar year of 2010 compared to 2009, and earnings per share approximately $1.66, at the low end of the range previously projected.

UTMD’s September 30, 2010 balance sheet remained strong. Key changes in the Company’s financial strength (balance sheet accounts) compared to one year earlier were as follows:

[Million $$]
Cash & Investments:	+2.4
Receivables & Inventory:	(0.9)
Total Assets:	+2.0
Total Current Liabilities:	(0.3)
Ireland Note Payable:	(0.5)
Shareholders’ Equity:	+2.5

Cash and investment balances were equal to $5.91/outstanding share on September 30, 2010.  UTMD’s positive cash flow funded $3.4 million in cash dividends to shareholders and $0.4 million in share repurchases, about $1.06 per outstanding share, over the course of the most recent four quarters.  9M 2010 new capital expenditures exceeded depreciation by $980,000, as UTMD took advantage of the opportunity to expand its facilities in Utah at a favorable time.

Financial ratios follow:
1)  Current Ratio (including the current portion of Ireland loan) = 10.5
2)  Days in Receivables (based on 3Q 2010 sales activity) = 40
3) Average Inventory Turns (based on 3Q 2010 CGS) = 3.6
4) Year-to-Date ROE = 15% (prior to dividend payments)
                                     =   7% (after payment of shareholder dividends)

Investors are cautioned that this press release contains forward looking statements, and that actual results or events may differ from those projected.  Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):
	3Q 2010	3Q 2009	Percent Change
Net Sales	$ 6,201	$ 6,673	(7.1%)
Gross Profit	3,336	3,500	(4.7%)
Operating Income	2,257	2,384	(5.3%)
Income Before Tax	2,289	2,445	(6.4%)
Net Income	1,512	1,615	(6.4%)
Earnings Per Share	$ 0.416	$ 0.443	(6.1%)
Shares Outstanding (diluted)	3,631	3,642

INCOME STATEMENT, 3 Quarters Year-to-Date (9 months ended September 30)
(in thousands except earnings per share):
	9M 2010	9M 2009	Percent Change
Net Sales	$ 18,912	$ 19,424	(2.6%)
Gross Profit	9,925	10,335	(4.0%)
Operating Income	6,741	7,056	(4.5%)
Income Before Tax	6,807	7,204	(5.5%)
Net Income	4,505	4,711	(4.4%)
Earnings Per Share	$ 1.237	$ 1.300	(4.9%)
Shares Outstanding (diluted)	3,643	3,624

BALANCE SHEET
(in thousands)
	(unaudited) SEP 30, 2010	(unaudited) JUN 30, 2010	(audited) DEC 31, 2009	(unaudited) SEP 30, 2009
Assets
Cash & Investments	$ 21,351	$ 21,385	$ 19,255	$ 18,970
Accounts & Other Receivables, Net	2,866	2,736	3,157	3,183
Inventories	3,270	3,166	3,407	3,862
Other Current Assets	474	451	414	449
Total Current Assets	27,961	27,738	26,233	26,464
Property & Equipment, Net	8,892	7,981	8,133	8,317
Intangible Assets, Net	7,357	7,366	7,388	7,397
Total Assets	$ 44,210	$ 43,085	$ 41,754	$ 42,178
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$ 2,423	$ 2,181	$ 1,497	$ 2,733
Current Portion of Note Payable	231	219	264	262
Total Current Liabilities	2,654	2,400	1,761	2,995
Note Payable (excluding current portion)	1,037	1,034	1,403	1,465
Deferred Income Taxes	741	667	609	429
Stockholders’ Equity	39,778	38,984	37,981	37,289
Total Liabilities & Shareholders’ Equity	$ 44,210	$ 43,085	$ 41,754	$ 42,178